SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                               Weis Markets, Inc.
                     ---------------------------------------

                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                     ---------------------------------------

                         (Title of Class of Securities)

                                   948849-104
                     ---------------------------------------

                                 (CUSIP Number)

                             Edward D. Herlihy, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                     ---------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 11, 2000
                     ---------------------------------------

                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or Section 240.13d-1(g), check the following box: [X]+

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

+     Each of Michael M. Apfelbaum and Sidney Apfelbaum have previously filed a statement on Schedule 13G made pursuant to Rule 13d-1(c).

CUSIP NO.  948849-104   Schedule 13D/A    Page 2 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.P.
         I.R.S. I.D. No. 51-0390495
  ------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  ------------------------------------------------------------------------------
  3      SEC USE ONLY
  ------------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  ------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  ------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  ------------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  8,087,773
                            ----------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ----------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  8,087,773
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 3 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.L.C.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF
           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER

                                  8,087,773
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  8,087,773
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 4 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Janet C. Weis
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  8,132,411
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  8,132,411
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
   -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
   -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 5 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael M. Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
   -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  27,064
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  3,781,945
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  3,088
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  3,781,945
 - -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 6 of 15


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sidney Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
   -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  2,409,313
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  165,614
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  2,409,313
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  189,590
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 7 of 15


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susan Weis Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  724,085
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  2,766,131
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  724,085
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  2,766,131
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 8 of 15



  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joel S. Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  12,150
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  12,150
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 9 of 15



  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nancy Weis Wender
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  727,528
                            ----------------------------------------------------
                            8     SHARED VOTING POWER
                                  2,653,935
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  727,528
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  2,653,935
  ------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 10 of 15



  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ellen Weis Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF
           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH             7     SOLE VOTING POWER
                                  737,444
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  2,736,317
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  737,444
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  2,736,317
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 11 of 15



  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph I. Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH            7     SOLE VOTING POWER
                                  5,542
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  4,555
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  5,542
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  4,555
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 12 of 15

                               AMENDMENT NO. 6 TO
                            STATEMENT ON SCHEDULE 13D


      Reference is made to the Statement on Schedule 13D (the "Schedule 13D") filed on May 28, 1999 by Janet C. Weis ("Janet Weis"), Weis Family Holdings, L.P. ("WFHLP") and Weis Family Holdings, L.L.C. ("WFHLLC"), the Statement on
Schedule 13G filed on December 28, 1998 by Michael M. Apfelbaum ("Michael Apfelbaum"), as amended, and the Statement on Schedule 13G filed on December 18, 1998 by Sidney Apfelbaum, as amended, with respect to their beneficial ownership of the common stock, no par value ("Common Stock"), of Weis Markets, Inc., a Pennsylvania corporation (the "Issuer"), each as amended by Amendment No. 1 to
Schedule 13D filed November 30, 1999 ("Amendment No. 1"), Amendment No. 2 to
Schedule 13D filed December 2, 1999, Amendment No. 3 to Schedule 13D filed December 8, 1999, Amendment No. 4 to Schedule 13D filed December 10, 1999 and Amendment No. 5 to Schedule 13D filed December 23, 1999. This Amendment No. 6 to Schedule 13D amends the Schedule 13D as follows. Capitalized terms used without definition in this Amendment No. 6 to the Schedule 13D shall have the meanings set forth in Amendment No. 1.

Item 4.     Purpose of Transaction.

      Item 4 is hereby amended and supplemented by adding the following:

     On Monday, April 10, 2000, two of the Reporting Persons, Joseph I. Goldstein and Michael M. Apfelbaum, each of whom is a director of Issuer, transmitted a letter to the Board of Directors of Issuer.

      In the letter, Messrs. Goldstein and Apfelbaum set forth their views on the recent discussions held among various Reporting Persons, management of the Issuer, their respective representatives and representatives of Issuer concerning strategic alternatives for enhancing shareholder value and the need to reconfigure the Board of Directors of Issuer to better represent all shareholder constituencies and address the requirements of the New York Stock Exchange's recently revised audit committee rules.

      Messrs. Goldstein and Apfelbaum stated that they continued to be disappointed with the efforts being undertaken by the current management of Issuer to enhance shareholder value for the benefit of all shareholders, and that they were concerned that the price performance of the Common Stock would continue to significantly lag the general market in the absence of a more pro-active strategy to enhance shareholder value.

      Messrs. Goldstein and Apfelbaum re-iterated their views that the current configuration of the Board of Directors of Issuer does not properly represent the interests of all of Issuer's shareholder constituencies and fails to provide a sufficient base of independent directors to effectively comply with recently revised New York Stock Exchange rules concerning the composition of audit committees. They stated in the letter that they continued to believe that the Board should be comprised of an equal number of representatives of Robert Weis and Ellen P. Wasserman (Mr. Weis's sister), on the one hand, and of members of the Weis Markets Shareholders Committee, on the other hand, together with a strong base of experienced independent directors.

      Messrs. Goldstein and Apfelbaum noted that Issuer's by-laws call on the Board of Directors of Issuer to convene an Annual Meeting no later than the end of May, and that they assumed the Board of Directors would be moving forward

CUSIP NO.  948849-104   Schedule 13D/A    Page 13 of 15

      shortly to set a record date for such a meeting. Messrs. Goldstein and Apfelbaum noted that, without needing to solicit proxies from other shareholders of the Company, the Reporting Persons could vote their shares on a cumulative basis to elect at least 3 nominees if Issuer maintained a 7-person board or at least 4 nominees if Issuer were to expand the size of the Board to 9 or more persons. Messrs. Goldstein and Apfelbaum noted that they understood that the Weis Markets Shareholders Committee would be content to see the size of the Board of Directors of Issuer expanded, assuming top-quality independent directors were to be selected to fill the additional vacancies created by such expansion.

CUSIP NO.  948849-104   Schedule 13D/A    Page 14 of 15

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  April 11, 2000


                                  WEIS FAMILY HOLDINGS, L.P.,

                                        By:   WEIS FAMILY HOLDINGS, L.L.C.,
                                              its General Partner

                                              By:            *
                                                 -----------------------------
                                                 Name: Janet C. Weis
                                                 Title:  Manager



                                  WEIS FAMILY HOLDINGS, L.L.C.,

                                         By:                *
                                             ---------------------------------
                                             Name: Janet C. Weis
                                             Title:  Manager



                                                      *
                                  --------------------------------------------
                                  JANET C. WEIS



                                                      *
                                  --------------------------------------------
                                  MICHAEL M. APFELBAUM



                                                      *
                                  --------------------------------------------
                                  SIDNEY APFELBAUM


                                   /s/ Susan Weis Mindel
                                  --------------------------------------------
                                  SUSAN WEIS MINDEL



                                                      *
                                  --------------------------------------------
                                  JOEL MINDEL



                                                      *
                                  --------------------------------------------
                                  NANCY WEIS WENDER

CUSIP NO.  948849-104   Schedule 13D/A    Page 15 of 15


                                                      *
                                  --------------------------------------------
                                  ELLEN WEIS GOLDSTEIN



                                                      *
                                  --------------------------------------------
                                  JOSEPH I. GOLDSTEIN



                                  *       By: /s/ Susan Weis Mindel
                                             ---------------------------------
                                             SUSAN WEIS MINDEL
                                             Attorney-in-fact